Exhibit 99.1

Greenland Mines Reports 36-44% PdEq Grade Uplift and +31% Increase in Indicated PdEq Ounces at its Skaergaard Gold, Palladium, Platinum Project in First S-K 1300 Technical Report Summary

Updated 2026 MRE reflects strong grade and contained-metal increases versus 2022 baseline; S-K 1300 conversion establishes U.S. regulatory foundation as Company advances toward Initial Assessment

CHARLOTTE, N.C., July 15, 2026 (GLOBE NEWSWIRE) -- via IBN – Greenland Mines Ltd (Nasdaq: GRML) (“Greenland Mines” or the “Company”) is pleased to report that SLR Consulting (Canada) Ltd. (“SLR”), the Company’s independent Qualified Person, has completed a Technical Report Summary (“TRS”) for the Skaergaard precious and critical metals project in southeast Greenland. The TRS conforms to the requirements of the U.S. Securities and Exchange Commission’s (“SEC”) Modernized Property Disclosure Requirements for Mining Registrants under Subpart 229.1300 of Regulation S-K (“S-K 1300”) and represents the first S-K 1300-compliant report prepared for Skaergaard.

The TRS incorporates an updated Mineral Resource Estimate (“2026 MRE”) with an effective date of July 3, 2026. Against the November 2022 NI 43-101 baseline (the “2022 MRE”), the new 2026 MRE reflects:

●	+31% increase in Indicated PdEq contained metal: from 11.41 Moz to 15.00 Moz PdEq

●	+24% increase in Inferred PdEq contained metal: from 14.11 Moz to 17.49 Moz PdEq

●	+36% increase in Indicated PdEq grade: from 2.23 g/t to 3.04 g/t PdEq

●	+44% increase in Inferred PdEq grade: from 2.14 g/t to 3.07 g/t PdEq

The 2026 MRE, prepared by SLR Consulting under the SEC’s S-K 1300 standard, confirms Skaergaard as one of the largest undeveloped palladium, gold and platinum resources in the western world – at a moment when palladium supply chains are under structural pressure, and Greenland has emerged as a priority jurisdiction for allied-nation critical mineral strategies. The grade and contained-metal improvements recorded in the 2026 MRE are driven by both a more robust geological model and metal prices that now reflect the market reality of 2026, including gold at US$3,500/oz.

Comment from President of Greenland Mines Ltd, Dr, Bo Møller Stensgaard:

“This is a genuine and material step forward for Skaergaard. We have taken the 2022 mineral resource – already substantial – applied current gold and palladium prices and an improved block model methodology that better reflects the true geometry of the deposit, and the result is a resource that is more than 31 percent larger in Indicated PdEq ounces with a grade 36 percent higher.

“That is a material upgrade in the economic quality of what Skaergaard holds. And critically, this is just the platform. The S-K 1300 conversion gives us the regulatory foundation to move directly into an Initial Assessment, which will, for the first time, formally evaluate what an open-pit scenario looks like at Skaergaard alongside underground options.

“With our 2026 field team on the ground for our summer campaign, adding new drilling data, bulk sampling for metallurgical test and pilot plant work, geotechnical measurements, engineering studies, environmental baseline studies and other investigations, we are building the technical inputs needed for an Initial Assessment – the S-K 1300 equivalent of a Preliminary Economic Assessment – in real time.

“Skaergaard is advancing fast – this release is proof of that. The resource is bigger, the grade is higher, and the next chapter starts now.”

The Company notes that the S-K 1300 conversion is the first required step in placing Skaergaard on a U.S. regulatory reporting foundation. It allows Greenland Mines to reference the prior body of technical work within the S-K 1300 framework and lays the groundwork for the next stage of study: an Initial Assessment (“IA”) – the S-K 1300 equivalent of a Preliminary Economic Assessment (“PEA”) – which will integrate potential open-pit and underground mining scenarios for the deposit.

UPDATED MINERAL RESOURCE ESTIMATE 2026 FOR SKAERGAARD

S-K 1300 Mineral Resource Table – Skaergaard Project Effective Date: July 3, 2026 Prepared by: SLR Consulting (Canada) Ltd. / Philip A. Geusebroek, M.Sc., P.Geo.

Category	Mineralized Horizon	Area	Tonnage (Mt)	Grade (g/t)				Contained Metal (Moz)
				PdEq	Pd	Au	Pt	PdEq	Pd	Au	Pt
Indicated	H5	North	0.2	5.03	0.27	2.22	0.04	0.03	0.00	0.01	0.00
		Main	18.3	5.24	0.58	2.16	0.07	3.09	0.34	1.27	0.04
	H3	North	3.9	3.42	0.43	1.38	0.05	0.43	0.05	0.17	0.01
		Main	39.0	3.02	0.81	1.02	0.06	3.79	1.01	1.27	0.07
	H0	North	18.8	2.64	2.13	0.16	0.15	1.60	1.29	0.10	0.09
		Main	73.3	2.57	2.07	0.15	0.16	6.06	4.87	0.35	0.39
Total Indicated		All	153.6	3.04	1.53	0.65	0.12	15.00	7.57	3.19	0.60

Inferred	H5	North	34.9	3.90	0.61	1.52	0.06	4.38	0.68	1.71	0.07
	H3	North	13.8	3.42	1.16	1.01	0.11	1.51	0.51	0.44	0.05
		Main	39.1	3.19	0.78	1.11	0.05	4.01	0.99	1.39	0.06
	H3_L1	North	0.1	3.64	0.51	1.46	0.04	0.01	0.00	0.01	0.00
		Main	8.3	3.17	0.95	1.01	0.07	0.85	0.25	0.27	0.02
	H0	North	15.1	2.52	1.92	0.21	0.14	1.22	0.93	0.10	0.07
		Main	66.2	2.59	2.06	0.17	0.16	5.51	4.38	0.35	0.33
Total Inferred		All	177.5	3.07	1.36	0.75	0.11	17.49	7.75	4.28	0.60

Notes:

1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources, which are consistent with CIM (2014) definitions.

2.	The Mineral Resource estimate is reported on a 100% ownership basis.

3.	Mineral Exploration Licences MEL 2007-01, MEL 2012-25, and MEL 2021-10 that comprise the Project are 100% owned by Major Precious Greenland A/S (MPG), which is 80% owned by Greenland Mines Ltd (GRML) and 20% owned by Intrusion Precious Metals Corp. (IPMC). MEL 2007-01 covers the Skaergaard Intrusion, the main host of the Skaergaard deposit. Areas ‘North’ and ‘Main’ are separated by the northern lateral moraine of the Forbindelses Glacier, at approximately 7,563,500N

4.	Mineral Resources are reported on an in situ basis, applying factors for mining dilution, mining losses, and process losses. Net Smelter Return (NSR) calculations assume underground mining costs of US$32.17/t, processing costs of US$35/t, and general and administration (G&A) costs of US$16.67/t. NSR is calculated using the formula NSR Value = (91.83 * g/t Au) + (40.68 * g/t Pd) + (42.63 * [g/t Pt).

5.	Mineral Resources are reported at an NSR cut-off value of US$84 per tonne.

6.	Mineral Resources are estimated using long-term prices of US$3,500/oz Au, US$1,725//oz Pd, and US$2,100/oz Pt, and assume metallurgical recoveries of 86% Pd, 89% Au, and 80% for Pt, and standard commercial terms for a precious metals concentrate.

7.	A minimum mining width of 2.0 m was used. NSR for thicknesses less than 2.0 m was factored to 2.0 m to represent dilution.

8.	PdEq grades were calculated using the formula PdEq (g/t) = g/t Pd + (2.258 * g/t Au) + (1.048 * g/t Pt).

9.	Reasonable prospects for economic extraction (RPEE) were satisfied by constructing polygons using blocks above the NSR cut-off value for thicknesses greater than 2.0 m and NSR cut-off value factored to 2.0 m to represent dilution where thicknesses are less than 2.0 m. RPEE included a visual check on the geometry and spatial continuity of the mineralization.

10.	The Main area includes material south of the northern edge of the Forbindelses Glacier and under the glacier, and the North area includes material to the north of the Forbindelses Glacier.

11.	Bulk density is 3.12 t/m3.

12.	Numbers may not add due to rounding.

SAME ROCK, MORE VALUE: THE METHODOLOGY AND PRICE DRIVERS BEHIND THE UPGRADE

The 2026 MRE draws on the same drill database as the 2022 MRE – 93 diamond drill holes and 30 channel samples, totaling 42,050 meters of drilling and 1,409 meters of channel sampling completed between 1989 and 2021. Three important changes were made:

1.	Updated metal prices and a new NSR-based cut-off grade. The 2022 MRE used a 1.43 g/t PdEq cut-off based on metal prices of US$1,725/oz Pd, US$1,800/oz Au and US$1,250/oz Pt. The 2026 MRE applies an NSR cut-off of US$84/ton using updated assumptions – including gold at US$3,500/oz – that more accurately reflect the current market environment. This is the primary driver of the higher reported grades.

2.	Adoption of an industry-standard block model in place of the Deswik (mining software) panel methodology. SLR’s Qualified Person determined that the flat-panel geometry of the Deswik methodology was poorly suited to the shallow bowl-shaped geometry of the Skaergaard deposit, causing excess dilution that pushed material below cut-off. SLR reverted to the standard block model with inverse-distance-cubed (ID3) grade interpolation – the same interpolation used in the 2022 model – combined with an NSR × thickness (“GRTHK”) classification threshold. This removes a source of artificial dilution and better honors the true geometry of the mineralized horizons.

3.	Updated resource classification boundaries. Classification boundaries were updated using SLR’s best-practice drill-spacing-based NSR approach, consistent with standard industry practice and aligned with a future bulk-mining context. The 2.0 m minimum thickness criteria were adapted to use the new NSR block and cut-off values. NSR for thicknesses less than 2.0 m was factored to 2.0 m to represent dilution.

2022 MRE vs. 2026 MRE COMPARISON
Category	Metric	2022 MRE (NI 43-101)	2026 MRE (S-K 1300)	Change
Indicated	Tonnage (Mt)	158.95	153.6	-3.4%
	Grade PdEq (g/t)	2.23	3.04	+36.3%
	PdEq (Moz)	11.41	15.00	+31.5%
Inferred	Tonnage (Mt)	205.42	177.5	-13.6%
	Grade PdEq (g/t)	2.14	3.07	+43.5%
	PdEq (Moz)	14.11	17.49	+24.0%

The modest reduction in tonnage reflects the tighter economic cut-off at current metal prices and the removal of low-grade dilution from the prior panel model. The result is a higher-grade, higher-confidence resource that more accurately represents the underlying mineralization.

The combination of updated metal prices – including gold at US$3,500/oz – and an improved geological model that removes artificially dilutive material from the prior estimate has produced a leaner but substantially more valuable resource: fewer tons, but with a higher NSR value per ton mined, a stronger grade profile, and more contained PdEq metal in total. In mining terms, the 2026 MRE describes a more economically robust rock inventory than its 2022 predecessor.

Notably, the 2026 MRE was modelled using underground mining cost assumptions. As the Company advances evaluation of a potential initial open-pit scenario – targeting near-surface mineralization on the northern plateau area of the deposit – there is a clear pathway to an even more favorable cost structure that would further enhance the economic case for Skaergaard.

S-K 1300 – THE FOUNDATION FOR THE NEXT PHASE

This S-K 1300 TRS represents the starting point of a new regulatory and development chapter for Skaergaard. The conversion:

●	Establishes the deposit’s Mineral Resources under the SEC’s current reporting standard, providing investors with disclosure directly comparable to peer companies reporting under S-K 1300;

●	Creates a compliant technical foundation from which the Company can proceed to an Initial Assessment (“IA”) – the S-K 1300 equivalent of a Preliminary Economic Assessment (“PEA”); and

●	A key focus of the IA will be the evaluation of an initial open-pit mining scenario for the northern plateau area, where Gold, Palladium and Platinum mineralization occurs at or near surface. An open-pit first approach would typically offer materially lower capital and operating costs than an underground operation, potentially shortening the timeline to first production and improving early-stage project economics.

The 2026 field program includes drilling, bulk sampling, mapping, geotechnical work and a much-improved digital terrain model on the northeastern plateau and towards the west – areas identified in the TRS as having near-surface open-pit potential. Results from the 2026 season will serve as inputs to the planned IA, including the evaluation of the open-pit scenarios, alongside updated engineering, metallurgical and infrastructure studies being advanced by the Company’s technical partners.

ABOUT THE SKAERGAARD PROJECT

Skaergaard is one of the world’s largest undeveloped palladium, gold and platinum deposits. The deposit is hosted in the Triple Group of the Skaergaard layered mafic igneous intrusion in southeast Greenland, approximately 400 km west of Iceland, with fjord access and an existing nearby gravel airstrip. The mineralization consists of seven stratiform horizons (H0 to H6) within the upper 90 m of the Middle Zone, each typically 2 to 5 m thick. The deposit also contains elevated levels of titanium, vanadium and gallium in the surrounding iron-oxide sequence, representing potential by-product credits subject to further technical evaluation.

Skaergaard sits within what the Company has defined as its North Atlantic Critical Metals Corridor – a geostrategic position in East Greenland, approximately 400 km west of Iceland and with direct sheltered deep-water fjord access, that aligns the project with western allied-nation critical mineral supply strategies at a time of accelerating demand for secure, western-world sources of palladium and platinum group metals.

Greenland Mines, through its subsidiary Major Precious Greenland A/S, holds an 80% interest in and option to acquire the remaining 20% of the three Mineral Exploration Licenses covering the Skaergaard Project.

QUALIFIED PERSON STATEMENT

The 2026 Mineral Resource Estimate was prepared by an independent Qualified Person, as defined under S-K 1300, employed by SLR Consulting (Canada) Ltd. The SLR QP has reviewed and approved the technical content of this news release. The TRS will be filed as an exhibit with the SEC and made available on the Company’s website.

ABOUT GREENLAND MINES LTD

Greenland Mines Ltd is a Nasdaq-listed company with two operating divisions: (1) Mining, focused on the exploration and development of the Skaergaard Project in southeast Greenland and, subject to closing of the previously announced transaction, the Sarfartoq neodymium-praseodymium (Nd-Pr) rare earths project in southwest Greenland; and (2) Biotech, including Klotho’s KLTO-202 primary indication for ALS. The Company’s strategy is centered on building a multi-asset platform with exposure to rare earth magnet materials, precious metals, and select midstream processing opportunities, while advancing its broader North Atlantic Critical Metals Corridor vision linking Greenland resources with allied downstream jurisdictions and industrial infrastructure.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “potential,” “could,” “may,” “will,” “should,” “estimate” and similar expressions. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the S-K 1300 conversion; the potential of the Skaergaard Project; the anticipated results of the 2026 field program; the timing and scope of an Initial Assessment; the potential to evaluate open-pit and underground mining scenarios; potential by-product credits from vanadium, gallium and titanium; and the Company’s North Atlantic Critical Metals Corridor strategy. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update any forward-looking statement except as required by applicable law.

Investor Contact and Corporate Communications:

ir@greenlandmines.com
Website:
www.greenlandmines.com